Press Release

FOR IMMEDIATE RELEASE

September 24, 2003

CONTACT:

H. N. (Nat) Padget, Jr., President and Chief Executive Officer

(770) 650-8262

CNB Holdings, Inc. and First Capital Bancorp, Inc. to Merge

ALPHARETTA, GA (September 24, 2003) — CNB Holdings, Inc. (OTC Bulletin Board: CHGD), the parent company of Chattahoochee National Bank, today announced that it has entered into a definitive agreement under which it will merge with First Capital Bancorp, Inc., the holding company of First Capital Bank, in a merger of equals transaction. The combined company would have approximately $550 million in assets.

Under the merger agreement, shareholders of First Capital Bancorp will receive shares of CNB Holdings common stock in exchange for their shares of First Capital Bancorp common stock resulting in an expected issuance of approximately 2.8 million shares of CNB common stock on a fully diluted basis. Additional terms of the merger were not announced. The transaction is expected to be completed by the end of the second quarter of 2004 and is subject to approval by the shareholders of both companies and applicable regulatory authorities, including the Federal Reserve. Concurrent with obtaining shareholder and regulatory approvals, the institutions will undertake a rights offering to raise approximately $5 million at a price of $12 per share to their respective shareholders of record at a date to be determined. The additional capital will support the merged company’s expected growth over the next two years. Other terms of the offering have not been established.

The merged institution will retain the name CNB Holdings, Inc. and CNB Holdings’ common stock will continue to trade on the OTC bulletin board under the symbol “CHGD.” W. David Sweatt, Chairman of the Board of Directors of CNB Holdings, will be Chairman of the Board of the merged institution, while H. N. (Nat) Padget, Jr., President and CEO of CNB Holdings, will serve as President and CEO. William R. Blanton, President and CEO of First Capital Bancorp, Inc., will become Vice Chairman of the Board of Directors and Chief Operating Officer.

Commenting on the transaction, H. N. (Nat) Padget, Jr. stated, “We are excited about this transaction, which will establish the merged institution as one of the three largest independent banks doing business primarily in the metropolitan Atlanta market. The merger will also provide critical mass to our operation, which will better enable us to leverage the investments we have made in people and products, as well as providing First Capital Bancorp’s shareholders with improved liquidity.”

Edgar H. (Ed) Sims, Jr., Chairman of the Board of First Capital, noted “This is a unique opportunity to bring together complementary organizations that share common philosophies and ideas concerning their employees, customers and shareholders.”

CNB Holdings, Inc. is headquartered in Alpharetta, Georgia and had approximately $133 million in assets as of June 30, 2003. Chattahoochee National Bank operates two branches in Alpharetta, Georgia. The Bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, equipment leasing, cash management and other services.

First Capital Bank is a subsidiary of First Capital Bancorp, Inc., a Georgia corporation organized in 1993 as a bank holding company. Based in Norcross, Georgia, it had approximately $421 million in assets as of June 30, 2003 and serves the metropolitan Atlanta market through a single location. Its stock is not actively traded or quoted on a formal exchange or quotation bureau.

CNB Holdings will be filing a joint proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (“SEC”). WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus when it becomes available, and other documents filed by CNB Holdings with the SEC in connection with the merger at the SEC’s web site at www.sec.gov. READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

CNB Holdings and First Capital Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of CNB Holdings and First Capital Bancorp in connection with the merger. Information concerning the identity of the participants in the solicitation of proxies by the CNB Holdings and First Capital Bancorp board of directors and executive officers and their direct or indirect interest, by security holdings or otherwise, will be included in the joint proxy statement/prospectus to be filed by CNB Holdings.

Any securities that may be issued in connection with CNB Holdings’ planned capital raising have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or any applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy such securities.

This news release contains certain forward-looking statements regarding the proposed merger of CNB Holdings and First Capital Bancorp. Forward-looking statements can be identified by the fact that they may include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may,” although some may use other phrasing. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the companies’ control. Certain factors that could cause actual results to differ materially from expected include delays in completing the merger (including the ability of CNB Holdings to raise the additional capital necessary to consummate the merger as required by applicable regulatory authorities), difficulties integrating the companies, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the companies are engaged, changes in the securities markets, and other factors disclosed by CNB Holdings in their periodic filing with the SEC. CNB Holdings disclaims any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of events or circumstances after the date of such statements.